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                                                                   Exhibit 10a1

                             FORTUNE BRANDS, INC.
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                      SEVERANCE PLAN FOR VICE PRESIDENTS

Fortune Brands, Inc. (the "Company") has established the Fortune Brands Severance Plan for Vice Presidents effective as of January 1, 2000 (the "Plan"). This Plan supersedes any other severance plan maintained by the Company for Vice Presidents.

Severance Plan Benefits:
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Coverage

All salaried employees who are Vice Presidents of the Company and who are terminated under the circumstances described in A or B below are covered by the Plan.

Eligibility

Employees who are Vice Presidents are eligible for the severance pay set forth in the Plan in the event of:

A. Involuntary separation from employment from the Company for any reason other than resignation, retirement, death, disability, or cause; provided the employee remains employed until the date designated by the Company as his or her termination date. The term "cause" includes but is not limited to misconduct, negligence, dishonesty, criminal act, excessive absenteeism, and willful failure to perform job responsibilities and other conduct determined by the Company to be "cause".

B. Voluntary separation from employment if, as a result of corporate restructuring, an employee's job location has been relocated more than 35 miles from the employee's former job location.

An employee is not eligible for severance pay if (i) the employee is offered a comparable position (as determined by the Company) with the Company, an affiliate of the Company, or other successor employer as a result of a reorganization of the Company or the sale of stock or assets of the Company, and
(ii) such position is located within a 35 mile radius of the employee's former job location.

In addition, if an employee is offered and accepts another position with the Company or any affiliate or business unit of Fortune Brands, Inc., prior to commencement of severance pay benefits, no severance pay will be provided. If an employee accepts a position with the Company or any affiliate or business unit of Fortune Brands, Inc. after severance pay begins, no further severance pay benefits will be provided upon assumption of the new position.

Amount of Severance Pay - General

The amount of severance pay provided for terminations in the ordinary course (i.e., not following a Change in Control) will be 12 months of base salary plus the employee's target bonus for the year in which the employee's termination occurs.
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Amount of Severance Pay - Change of Control

If any employee's employment is terminated within 18 months following a Change in Control of the Company, the General provisions regarding severance pay (described above) will not apply and severance pay will be determined under this Change in Control Section. "Change in Control" means a Change in Control as defined in Section 12(b)(iii) of the Fortune Brands, Inc. 1999 Long-Term Incentive Plan.

A. Payment of severance pay under this Section will be provided if employment terminates under the conditions described in A or B under Eligibility above and the employee's termination follows a Change in Control. In addition, severance pay under this Section will be provided if an employee is demoted to a lower salary grade level following a Change in Control.

B. Eligibility for the severance pay provided under this Section upon a Change in Control applies only to terminations of employment or demotions that occur within a period ending 18 months following the Change in Control of the Company. After that 18-month period, this Section will not apply.

C. The amount of severance pay provided for terminations following a Change in Control will be 18 months of base salary plus the employee's target bonus for the year in which the employee's termination occurs.

Payment of Severance

Eligible separated employees will receive payment of severance in regular pay intervals through the entire severance period. All payments are subject to normal payroll taxes and required withholding and may be reduced by any amounts employee owes company.

Benefit Coverage

Medical and dental coverage can be continued throughout the period that severance payments continue on the same terms and conditions and at the same contribution rates that apply to employees. All other employee benefit plans terminate on the separated employee's last day of work. Severance payments will not be considered as pensionable earnings, and the period of time that severance payments are made will not count toward credited service and vesting service under the Company's pension plans. Payments under the Plan are not eligible for contributions to the Company's 401(k)/profit sharing plans.

If during a period of severance a former employee accepts employment with a new employer, any medical and dental benefits provided under the Company's plans will be discontinued when the former employee is eligible for coverage under the new employer's plans. A former employee must notify the Human Resources Department in writing when he or she obtains coverage under a new employer's plans.

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Vacation

Employees will receive pay for all unused and accrued vacation for the year of termination as a part of their final regular pay. Payment will be made in conformance with prevailing state laws.

Other Company Payments

Notwithstanding any provision of this Plan to the contrary, the severance pay under this Plan shall be reduced by the severance benefits then payable to an employee under any other agreement, understanding, plan, policy, program or arrangement of the Company or a subsidiary of the Company.

Employee Release

In no event will an employee be eligible for severance payment under this Plan if the employee fails to sign a release and waiver of claims in the form proposed by the Company.

Administration

This Plan is administered by the Company (the "Plan Administrator"). The Plan Administrator may designate persons to carry out its responsibilities under this Plan. The Plan Administrator reserves absolute discretionary authority to determine all matters arising in connection with the administration, interpretation and application of this Severance Plan, including all questions of coverage, facts, eligibility and methods of providing and arranging for any benefits. Benefits will be paid under this Plan only if the Plan Administrator decides in its discretion that an individual is entitled to them.

Amendment and Termination

The statements contained in this Plan are not intended to create nor are they to be construed to constitute conditions of employment or a contract of employment between the Company and any employee. Except as provided in the following sentence, the Company reserves the right to modify, suspend or terminate the Plan or the benefits provided at any time without prior notice to employees. Solely with respect to the provisions under "Amount of Severance Pay - Change of Control", no amendment of such provisions will be effective until 18 months following the date a notice of such amendment is provided to employees of the Company.

Benefit Claim Process

The Company will notify eligible employees of any amounts of severance benefits payable under this Plan. If an employee does not receive severance pay benefits within 60 days of his or her date of termination, he or she may assume that the Plan Administrator has determined that such employee is not eligible for severance pay benefits. If any employee believes that he or she has been denied severance pay benefits to which he or she may be entitled, the employee should submit a written claim for severance pay benefits to the Company's Director, Compensation and Benefits.

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The Company will notify the employee of any claim for severance pay that is denied, in whole or in party, within 90 days of the date the claim is received (unless special circumstances required additional time for processing the claim). The notice will contain:

        .  the specific reason(s) why the claim was denied;
        .  the specific Plan provision(s) on which the denial was based;
        . a description of additional information required by the Company and the reasons why such information is needed;
        .  the procedure for review of the denial.

Benefit Claim Appeal Process

If a claim is denied, the employee and/or his or her authorized representative may file a written appeal to the Company's Corporate Employee Benefits Committee ("CEBC") within 60 days of the date the notice of denial is received. The employee and/or his or her authorized representative may review Plan documents and other documents that affect the claim. The request for a review should state the reason(s) why the employee feels the claim was improperly denied. Additional data, questions or comments should also be submitted.

The CEBC will render a decision on the appeal within 60 days after receipt of a request for review unless special circumstances require an extension of time for review, in which case the time limit will not be later than 120 days after receipt. The decision will be in writing, will include the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

OTHER TERMS
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No Vesting

Neither the use of service time in calculating severance nor any other provision of this Plan shall be construed as giving rise to or granting any vested right to receive severance benefits.

Merger/Acquisition

For purposes of this Plan, in no event does merger or acquisition of Fortune Brands by or with another company constitute termination of employment with Fortune Brands, when employment continues with the merged or acquiring company.
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GENERAL INFORMATION
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Plan Sponsor and Plan Administrator:            Fortune Brands, Inc.
                                                300 Tower Parkway
                                                Lincolnshire, IL 60069

Funding

Severance pay provided under this Plan is payable solely from the general assets of the Company.


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